Exhibit 23.1

CAMBREX CORPORATION

Consent of Independent Registered Public Accounting Firm

We have issued our report dated October 10, 2018, with respect to the combined financial statements of Halo Pharmaceutical and Affiliates as of December 31, 2017 and 2016 and for the years then ended included in this Current Report on Form 8-K/A of Cambrex Corporation. We consent to the incorporation by reference of said report in Registration Statements of Cambrex Corporation on Forms S-8 (File No. 333-166260, 333-22017, 333-113612, 333-113613, 333-129473, 333-174124, 333-181053, 333-190305 and 333-206045).

/s/ Grant Thornton LLP

New York, New York

November 26, 2018